EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is dated as of May 31, 2005, and is entered into by and among Suzanne R. Brennan (“Employee”), Centennial Bank Holdings, Inc., a Delaware corporation (“Employer”). As an inducement to render services and superior performance, Employee and Employer agree as follows:

1. Employment. During the Term of Employment (as such term is defined below), Employee agrees to devote her best efforts to the business of Employer, and shall perform her duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of Employer.

2. Title; Duties. During the Term of Employment, Employee shall serve as Executive Vice President, Operations of Employer. The duties of Employee shall be those duties which are appropriate (including appropriate authority and responsibilities) to Employee’s position with Employer and to which Employer and Employee may hereafter mutually agree in writing. Employee’s duties may, subject to the provisions of Section 9(d), from time to time, be changed or modified at the discretion of the Board, subject to the terms of this Agreement.

3. Salary and Benefits.

(a) Base Salary. Employer shall, during the Term of Employment, pay Employee an annual base salary of $200,000. Such salary shall be paid in accordance with Employer’s payroll practices as in effect from time to time less applicable withholding and salary deductions. Employee’s base salary shall be reviewed at least annually in accordance with Employer’s salary review process as in effect from time to time, provided, however, that Employee’s base salary shall not be decreased during the Term of Employment if Employee continues to serve as Executive Vice President, Operations of Employer during the Term of Employment.

(b) Bonus. Subject to the terms of this Agreement and Employer’s annual bonus program as in effect from time to time, Employee shall be eligible to receive an annual bonus for each year during the Term of Employment as shall be determined by the Board, including a prorated bonus for any partial year of employment during such term. Notwithstanding the foregoing, Employee’s annual bonus opportunity for 2005 shall be 80% of Employee’s annual base salary in effect for 2005 and such annual bonus shall be paid to Employee on or before March 1, 2006.

(c) Restricted Stock. The management of Employer shall recommend to the committee, at the committee’s next meeting following the 2005 annual meeting of stockholders, which administers the Centennial Bank Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”) that Employee be granted fifty thousand (50,000) shares of restricted stock (“Restricted Stock Award”) of Employer, subject to the approval of the Plan by the Employer’s stockholders at the 2005 annual meeting of stockholders. The terms and other conditions applicable to the Restricted Stock Award shall be governed by the terms of the Plan; provided, however, that Employee’s Restricted Stock Award shall vest in annual one-third increments over a three year period following the date of the grant.

Notwithstanding the foregoing, no Restricted Stock Award shall be made if Employer’s stockholders do not approve the Plan or a comparable equity award plan during the Term of Employment; provided, however, that if Employer’s stockholders do not approve the Plan at the 2005 annual meeting of stockholders, Employer shall pay Employee, in annual one-third increments over a three year period, to the extent Employee remains employed with Employer at such time, the cash equivalent of the common stock of First Community Bancorp (“FCB”) she will have forfeited as a result of the termination of her employment with FCB, which amount shall be calculated as the product of 12,500 (number of FCB shares forfeited) and the closing price per share of FCB common stock as of the termination date of her employment with FCB.

(d) Reimbursement of Business Expenses. Employer shall reimburse Employee for all out-of-pocket business expenses incurred by Employee in the course of her duties, in accordance with, Employer’s policies as in effect from time to time. Employee shall be required to submit to Employer appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

(e) Reimbursement of Relocation Expenses. Employer shall reimburse Employee for all reasonable expenses incurred by Employee and her family in relocating to Denver, Colorado.

(f) Employee Benefits. Employee shall be eligible to participate in the employee benefit plans, programs, policies and arrangements generally available to employees of Employer and to receive the other perquisites provided to senior executive officers of Employer, in each case in accordance with the terms and conditions of such plans, programs, policies, arrangements and other perquisites as in effect from time to time, provided, however, that during the Term of Employment, Employee shall be entitled to receive twenty (20) days of paid vacation time per calendar year. For the 2005 calendar year, the number of vacation days that Employee is entitled to shall be prorated based on the Effective Date.

(g) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary or other compensation.

4. Term of Agreement. The term of employment shall commence on May 31, 2005 (the “Effective Date”) and end on the second anniversary of the Effective Date (the “Term of Employment”).

5. General Termination Provisions. If either Employer or Employee terminates this Agreement under the provisions of this Section 5, Employer will be liable to Employee for all payments (if any) as described in Section 5, as follows:

(a) Termination by Employer. Employer may terminate Employee’s employment under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i) Disability. If, during the Term of Employment, Employee’s employment terminates due to Disability (as defined below), Employer shall pay Employee her base salary at the rate then in effect through the then remaining Term of Employment. For each year thereafter, Employer shall pay to Employee until her sixty-fifth (65th) birthday, an amount equal to 50% of the base salary paid to Employee during the twelve (12) month period prior to the date of such termination of employment. All amounts payable under this Section 5(a) shall be paid in semi-monthly installments, less applicable withholdings for income taxes and employment taxes. In addition, to the extent not theretofore paid or provided, Employer shall pay or provide any other accrued amounts or benefits required to be paid or provided under any plan, program, policy or arrangement through the date of termination of employment (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(ii) Termination for Cause. Employer may terminate Employee’s employment for Cause (as defined below) and, upon such termination, Employer shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits.

(b) Termination by Employee. Employee may terminate her employment at any time during the Term of Employment, upon sixty (60) days prior written notice. If Employee terminates her employment other than for Good Reason (as defined below), Employer shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits. Employee may terminate her employment for Good Reason under the provisions of Section 6.

(c) Employer’s obligation to make any payment to Employee as described in this Section 5 is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A.

6. Special Termination Provisions. (a) If, during the Term of Employment, Employer terminates Employee’s employment other than for Cause or due to Disability or Employee terminates her employment for Good Reason, then Employer shall:

(i) pay to the Employee in one lump sum within eight (8) days of such termination, an amount in cash equal to 100% of Employee’s annual base salary pursuant to Section 3(a) at the rate then in effect;

(ii) for 12 months following the date of such termination, continue to provide medical and dental benefits to the Employee, her spouse and her eligible dependants on the same basis as such benefits are then currently provided to such Employee (the “Medical Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Employee; provided, however, that if the Employer’s welfare plans do not permit such coverage, the Employer will provide the Employee the Medical Benefits with the same tax effect;

(iii) to the extent not theretofore paid or provided, pay or provide any Other Benefits (as defined in Section 5(a)(i) above) through the date of termination of employment; and

(iv) if granted, cause any portion of Employee’s Restricted Stock Award that is not vested as of the date of termination of employment to fully vest.

(b) Employer’s obligation to make any payments or provide any benefits to Employee as described in this Section 6 is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A. Except as described in this Section 6, Employee shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Employer or its affiliates.

7. Excess Payments. Notwithstanding any provision of this Agreement to the contrary, in the event any payments or non-cash benefits that Employee is entitled to receive (whether pursuant to the terms of this Agreement or otherwise (the “Payments”)) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Employee under this Agreement shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

8. Covenants Not to Solicit Employer Clients and Employees; Confidential Information.

(a) Non-Solicitation. During Employee’s employment with Employer, and for a two (2) year period after the date Employee’s employment is terminated in accordance with Section 5 hereof or a one (1) year period after the date Employee’s employment is terminated in accordance with Section 6 hereof (collectively, the “Restricted Period”), Employee shall not, in any manner, directly or indirectly (without the prior written consent of Employer): (i) Solicit (as defined below) any Client (as defined below) to transact business with a Competitive Enterprise (as defined below) in a Restricted Territory or to reduce or refrain from doing any business with Employer, (ii) transact business with any Client that would cause Employee to be a Competitive

Enterprise (as defined below) in a Restricted Territory, (iii) interfere with or damage any relationship between Employer and a Client or (iv) Solicit anyone who is then an employee of Employer (or who was an employee of Employer within the prior 12 months) to resign from Employer or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a “Client” means any client or prospective client of Employer to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with her relationship with or employment by Employer, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action, Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, and “Restricted Territory” means the geographic area of the State of Colorado.

For the purposes of this Agreement, Employee acknowledges that Employee is part of “executive and management personnel” of Employer within the meaning of C.R.S. § 8-2-113(2).

(b) Confidential Information. Employee hereby acknowledges that, as an employee of Employer, she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to Employer and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of Employer. Employee further recognizes and acknowledges that all confidential information is the exclusive property of Employer, is material and confidential, and is critical to the successful conduct of the business of Employer. Accordingly, Employee hereby covenants and agrees that she will use confidential information for the benefit of Employer only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for her own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Employer with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against her after providing Employer with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of Employer.

(c) Survival. Any termination of Employee’s employment, of the Term of Employment or of this Agreement (or breach of this Agreement by Employee or Employer) shall have no effect on the continuing operation of this Section 8.

(d) Validity. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Employee and Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Employee’s promises under this Section 8.

(f) Cease Payments. In the event that Employee breaches Section 8(a) or 8(b), Employer’s obligation to make or provide payments or benefits under Section 5 or 6 shall cease, to the extent not already paid or provided.

(g) Notice to New Employers. Before Employee either applies for or accepts employment with any other person or entity while any of Section 8(a) or 8(b) is in effect, Employee will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to Employer.

9. Definitions.

(a) Board. “Board” shall mean the Board of Directors of Employer.

(b) Cause. Termination of employment for “Cause” shall mean that, prior to any termination pursuant to Section 5(a)(ii) hereof, Employee shall have committed:

(i) an intentional act of fraud, embezzlement or theft;

(ii) intentional damage to property of Employer;

(iii) intentional disclosure of confidential information or trade secrets of Employer or information relating to customers of Employer or its parent, a subsidiary or affiliate;

(iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v) an act constituting a felony or a misdemeanor involving moral turpitude for which the Employee is convicted by any federal, state or local authority, or to which the Employee enters a plea of guilty or nolo contendere;

(vi) an act or omission that causes Employee to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Employee to perform her responsibilities to Employer under this Agreement; or

(vii) intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “intentional” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that her action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with her counsel to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above in this Section 9(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or her beneficiaries to contest the validity or propriety of any such determination.

(c) Disability. “Disability” shall occur if Employee is incapacitated and absent from her duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. Employee shall be entitled to the disability benefits generally available to employees of Employer, and the disability payment provided for in Section 5(a) hereof shall be apart from and in addition to any disability benefits generally available to employees of Employer.

(d) Good Reason. “Good Reason” shall mean:

(i) without her express written consent, the assignment to Employee of any duties inconsistent with her title, position, duties, responsibilities and status with Employer as contemplated by Section 2, or any other action by Employer that results in a diminution of Employee’s title, duties, position or reporting relationships, or any removal of Employee from, or any failures to re-elect Employee to, any of such positions, except in connection with the termination of her employment for Cause or as a result of her Disability or death, or termination by Employee other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by Employer promptly after receipt of notice thereof given by Employee shall not constitute Good Reason to terminate employment hereunder;

(ii) a significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to Employee’s position with

Employer, any reduction in Employee’s base salary, or a significant reduction in the aggregate employee benefits provided to Employee without her prior written consent, unless such reduction applies equally to other similarly situated employees of Employer, in each case, which is not remedied within ten (10) calendar days after receipt by Employer of written notice from the Employee of such change or reduction, as the case may be;

(iii) a determination by Employee made in good faith that she has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to her position, which situation is not remedied within thirty (30) calendar days after receipt by Employer of written notice from Employee of such determination;

(iv) Employer relocating its principal executive offices or requiring Employee to relocate her principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring Employee to travel away from her office in the course of discharging her responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case her prior consent;

(v) failure by Employer to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; or

(vi) any material breach of this Agreement by Employer.

10. Compliance with Section 409A of the Code. This Agreement is not intended to be subject to Section 409A of the Code. However, Section 409A of the Code is new and is subject to limited legislative history and regulatory interpretation. To the extent any compensation to be paid pursuant to this Agreement could be considered “deferred compensation” under Section 409A (and the regulations thereunder), then this Agreement shall be modified to the extent necessary to comply with the requirements of Section 409A of the Code (such modification to have the minimum economic effect necessary and to be determined in the good faith discretion of Employer after consultation with Employee).

11. Governing Law. This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the employment of Employee and supercedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

13. Indemnification. Following the date of this Agreement, Employer shall not take any action to amend Employer’s Certificate of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Employer, if such amendment would adversely affect Employee’s right to receive indemnification from such corporation or bank.

14. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee’s discharge or termination, Employee shall be awarded her costs, including attorneys’ fees, provided Employee substantially prevails on at least one claim.

15. Assistance in Litigation. Employee shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of Employee’s employment for any reason, at the rate of One Thousand and No/l00 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 15.

16. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Employer:

Centennial Bank Holdings, Inc.

1331 Seventeenth St.

Denver, Colorado 80202

Attn: General Counsel

(b)	If to Employee:

Suzanne R. Brennan

4 Eagle Chase Court

Anderson, NV 89052

17. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee, or other designee, or, if there be no such designee, to her estate. This Agreement shall inure to the benefit of and be enforceable by Employer and any of its successors and assigns.

18. No Mitigation of Amounts Payable Hereunder. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

19. Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

20. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

21. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

DATED: May 31, 2005

EMPLOYEE:
/S/ SUZANNE R. BRENNAN
Suzanne R. Brennan

CENTENNIAL BANK HOLDINGS, INC.:

By:	/S/ PAUL W. TAYLOR
Name:	Paul W. Taylor
Title:	Executive Vice President and Chief
Financial Officer

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the employment agreement between you and Centennial Bank Holdings, Inc., a Delaware corporation (“Employer”), dated May     , 2005 (the “Employment Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1.	You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Employer and any subsidiary or affiliate of Employer, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Employer or to the termination of such employment or to your status as a shareholder or creditor of Employer.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

2.	The payments received by you pursuant to the Employment Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Employer and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and Employer shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Employment Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3.	You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

4.

You also hereby expressly agree not to discuss the business affairs of Employer and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of Employer. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Employment Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Employment Agreement may be offset by any amounts you owe to Employer or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Employment Agreement, (ii) been given at least 21 days within which to consider this waiver and release of claims and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Employment Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date: , 200